Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports First Quarter Results, Maintains Financial Guidance

TEANECK, N.J., November 4, 2026 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (“Phibro” or the “Company”) today announced financial results for its first quarter ended September 30, 2026 and maintained its financial guidance for the year ending June 30, 2027.

Highlights for the three months ended September 30, 2026 (compared to the three months ended September 30, 2025)

-Net sales of $386.8 million, an increase of $22.9 million, or 6%
-Net income of $29.5 million, an increase of $3.0 million, or 11%
-Diluted income per share of $0.72, an increase of $0.07, or 11%
-Adjusted EBITDA of $64.3 million, an increase of $2.4 million, or 4%
-Adjusted net income of $32.4 million, an increase of $2.5 million, or 9%
-Adjusted diluted EPS of $0.79, an increase of $0.06, or 8%

Our fiscal year 2027 Net Sales and Adjusted EBITDA guidance is as follows:

-	Net sales of $1.55 billion to $1.60 billion
-	Adjusted EBITDA of $258 million to $268 million
-	Adjusted net income of $140 million to $147 million

COMMENTARY

“We are pleased with our start to fiscal 2027,” said Dani Bendheim, President and Chief Executive Officer of Phibro Animal Health Corporation. “First quarter results exceeded our expectations and grew on top of a strong first quarter last year. The outperformance was led largely by a strong start to the year in Mineral Nutrition and Performance Products while our core Animal Health business delivered sales in line with our plan and Adjusted EBITDA ahead of plan, including the benefit of certain costs that shifted into the second quarter.”

“When we set our fiscal 2027 outlook in August, we took a disciplined approach to virginiamycin sales in Brazil. We continue to work toward the regulatory approvals necessary to make therapeutic claims for virginiamycin in Brazil, and with the election now behind us, we are optimistic that progress on those approvals may be forthcoming. Our fiscal 2027 guidance continues to assume no additional virginiamycin sales in Brazil for the remainder of the fiscal year, so any approval would represent potential upside.”

“We generated positive cash flow in the first quarter, and we see a clear opportunity to do more, particularly in managing inventory. Improving working capital and cash conversion is a top priority, and we are committed to delivering meaningful progress during fiscal 2027.”

“The first quarter was a solid start to the year. Given the timing of certain costs and the assumptions already built into our outlook, we are maintaining our fiscal 2027 financial guidance.”

QUARTERLY RESULTS

Net sales

Net sales of $386.8 million for the three months ended September 30, 2026 increased $22.9 million, or 6%, as compared to the three months ended September 30, 2025. Animal Health increased $9.6 million, Mineral Nutrition increased $10.6 million and Performance Products increased $2.7 million.

Animal Health

Net sales of $293.0 million for the three months ended September 30, 2026 increased $9.6 million, or 3%. Net sales of MFAs and other increased $11.3 million, or 6%, due to increased demand for certain of our MFAs in North America and Asia and higher sales of ethanol processing aids, partially offset by a decrease of $5.2 million in virginiamycin sales in Brazil attributable to regulatory developments in the country.

Net sales of nutritional specialty products decreased $1.1 million, or 2%, primarily due to lower poultry demand in North America and decreased aquaculture demand in South America, partially offset by higher overall demand in China and higher companion animal sales.

Net sales of vaccines decreased $0.6 million, or 2%, primarily due to lower demand for poultry products in Brazil and lower sales in Asia, partly due to timing, substantially offset by higher swine demand in North America and higher sales of adjuvant products.

Mineral Nutrition

Net sales of $73.6 million for the three months ended September 30, 2026 increased $10.6 million, or 17%, primarily due to an increase in demand and average selling prices for zinc oxide, copper and trace minerals.

Performance Products

Net sales of $20.2 million for the three months ended September 30, 2026 increased $2.7 million, or 16%, as a result of an increase in demand for copper-based and fluoride products.

Gross profit

Gross profit of $128.5 million for the three months ended September 30, 2026 increased $8.8 million, or 7%, as compared to the three months ended September 30, 2025. Gross margin increased 30 basis points to 33.2% of net sales for the three months ended September 30, 2026, as compared to 32.9% for the three months ended September 30, 2025. The comparison to the prior year includes $1.1 million for prior period acquisition-related cost of goods sold related to the purchase accounting for the acquisition of the Zoetis MFA portfolio completed in October 2024 and a net $0.1 million increase in acquisition-related depreciation expense associated with the step-up of fair value of the acquired fixed assets and intangible asset amortization. Excluding these items, gross profit increased $7.8 million, or 6%, and gross margin held flat at 34.0% of net sales. The increase in gross profit is due to increased sales volume and higher average selling prices, partially offset by higher input and distribution costs.

Excluding the items discussed above, Animal Health gross profit increased $4.6 million due to increased sales volume, partially offset by higher input and distribution costs. Mineral Nutrition gross profit increased $1.5 million, driven by higher average selling prices. Performance Products gross profit increased $1.7 million primarily as a result of higher sales and the impact of IEEPA tariff recoveries in the quarter.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $78.9 million for the three months ended September 30, 2026 increased $10.4 million, or 15%, as compared to the three months ended September 30, 2025. SG&A for the three months ended September 30, 2026 included $0.6 million for severance charges and other exit costs related to the planned closure of the Chicago Heights manufacturing facility and $0.4 million of performance-based stock compensation expense related to awards granted to certain named executive officers. SG&A for the three months ended September 30, 2025 included $0.3 million for acquisition-related costs and $0.2 million of performance-based stock compensation expense related to awards granted to certain named executive officers, offset by $3.8 million of insurance proceeds. Excluding these items, SG&A increased $5.9 million, or 8%.

Animal Health SG&A, excluding the non-recurring Animal Health-related items discussed above, increased $5.9 million, primarily as a result of an increase in employee-related costs. Mineral Nutrition SG&A was comparable to the prior year, and Performance Products SG&A increased $0.5 million. Corporate expense, excluding the non-recurring Corporate-related items discussed above, decreased $0.5 million due to lower consulting and business development costs, partially offset by an increase in employee related costs.

Interest expense, net

Interest expense, net of $11.3 million for the three months ended September 30, 2026 decreased by $0.8 million, as compared to the three months ended September 30, 2025, due to higher interest income attributable to interest received on IEEPA tariff recoveries and lower interest rates, partially offset by higher daily average borrowings on our revolving credit facility during the quarter.

Foreign currency (gains) losses, net

Foreign currency gains, net for the three months ended September 30, 2026, were $0.4 million, as compared to $2.9 million of net losses for the three months ended September 30, 2025. Current year gains were driven by fluctuations in certain currencies relative to the U.S. dollar, most notably in the Israeli New Shekel. Prior year losses were driven by fluctuations in certain currencies relative to the U.S. dollar, most notably in the Argentine Peso and Israeli New Shekel.

Provision for income taxes

The provision for income taxes was $9.3 million and $9.7 million for the three months ended September 30, 2026 and 2025, respectively. The effective income tax rate was 23.9% and 26.9% for the three months ended September 30, 2026 and 2025, respectively.

The effective income tax rate in the current year was higher than the federal statutory rate of 21% primarily due to the impact of state and local income taxes and the mix of foreign income, offset by tax credits.

The effective income tax rate in the current period included, among other items, foreign currency gains and certain stock-based compensation, which had lower tax rates. The effective income tax rate in the prior year included, among other items, (i) a $0.2 million expense from changes in uncertain tax positions related to prior years, (ii) $3.8 million in insurance proceeds taxed at a lower rate, and (iii) certain other charges, including acquisition transaction costs, foreign currency losses, and certain stock-based compensation, which had lower tax benefit rates. Excluding these items, the effective income tax rate was 24.5% and 25.9% for the three months ended September 30, 2026 and 2025, respectively.

It is reasonably possible we will resolve a foreign tax audit in a future quarter during this fiscal year that may have a favorable impact on our income tax rate. The Company cannot yet estimate the impact of this potential future benefit on its financial statements.

Net income

Net income of $29.5 million for the three months ended September 30, 2026 increased $3.0 million as compared to net income of $26.5 million for the three months ended September 30, 2025. Operating income decreased $1.6 million primarily due to higher SG&A partially offset by higher gross profit. Interest expense, net decreased $0.8 million due to lower interest rates and higher interest income attributable to interest received on IEEPA tariff recoveries. Foreign currency gains were $0.4 million, as compared to foreign currency net losses of $2.9 million in the prior year. Income tax expense decreased by $0.5 million.

Adjusted EBITDA

Adjusted EBITDA of $64.3 million for the three months ended September 30, 2026 increased $2.4 million, or 4%, as compared to the three months ended September 30, 2025. Animal Health Adjusted EBITDA decreased $1.0 million due to higher SG&A offsetting higher gross profit from increased sales. Mineral Nutrition Adjusted EBITDA increased $1.6 million due to higher gross profit from increased sales, and Performance Products Adjusted EBITDA increased $1.2 million due to higher sales. Corporate expenses decreased $0.6 million, driven by lower consulting and business development costs.

Adjusted provision for income taxes

The adjusted provision for income taxes was $10.5 million and $10.4 million for the three months ended September 30, 2026 and 2025, respectively. The adjusted effective income tax rates were 24.5% and 25.9% for the three months ended September 30, 2026 and 2025, respectively. The adjusted effective income tax rate for the three months ended September 30, 2026 was lower than the rate for the three months ended September 30, 2025, primarily due to the mix of income.

Adjusted net income

Adjusted net income of $32.4 million for the three months ended September 30, 2026 increased $2.5 million as compared to the prior year, primarily due to higher gross profit from sales growth, lower interest expense and a lower adjusted effective income tax rate, partially offset by higher adjusted SG&A. Adjusted SG&A increased due to higher employee-related costs.

Adjusted diluted earnings per share

Adjusted diluted earnings per share was $0.79 for the quarter, an increase of $0.06 as compared to the adjusted diluted earnings per share of $0.73 in the prior year.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $21.7 million for the twelve months ended September 30, 2026. (Free cash flow equals cash flow from operating activities less capital expenditures.)
●	2.9x gross leverage ratio as of September 30, 2026
-$739.6 million total debt
-$257.4 million Adjusted EBITDA for the twelve months ended September 30, 2026
●	Cash and short-term investments of $83.1 million as of September 30, 2026

FISCAL YEAR 2027 FINANCIAL GUIDANCE

Our fiscal year 2027 financial guidance is as shown below, with our guidance maintained from the previous quarter. Year-over-year percentages are calculated using the midpoint of the guidance ranges.

●	Net sales of $1.55 billion to $1.60 billion, 4% growth
●	Net income of $122 million to $132 million, 27% growth
●	Diluted EPS of $2.98 to $3.22, 27% growth
●	Adjusted EBITDA of $258 million to $268 million, 3% growth
●	Adjusted net income of $140 million to $147 million, 9% growth
●	Adjusted diluted EPS of $3.41 to $3.59, 9% growth
●	Adjusted effective income tax rate of ~20%

Guidance for GAAP measures assumes no additional foreign exchange (gains) losses for the year ending June 30, 2027.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, November 5, 2026
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+ 1 (833) 461-5787
International Toll:	1 (585) 542-9983
Conference ID:	646434646

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties, including with respect to any future debt and leverage levels. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort. These items are uncertain, depend on various factors and may have a material impact on our future GAAP results.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months
For the Periods Ended September 30	2026	2025	Change

	(in millions, except per share amounts and percentages)
Net sales	$386.8	$363.9	$22.9	6%
Cost of goods sold	258.2	244.1	14.1	6%
Gross profit	128.5	119.8	8.8	7%
Selling, general and administrative expenses	78.9	68.5	10.4	15%
Operating income	49.6	51.3	(1.6)	(3)%
Interest expense, net	11.3	12.1	(0.8)	(6)%
Foreign currency (gains) losses, net	(0.4)	2.9	(3.4)	*
Income before income taxes	38.8	36.3	2.5	7%
Provision for income taxes	9.3	9.7	(0.5)	(5)%
Net income	$29.5	$26.5	$3.0	11%

Net income per share
basic	$0.73	$0.65	$0.08	12%
diluted	$0.72	$0.65	$0.07	11%

Weighted average common shares outstanding
basic	40.6	40.5
diluted	41.0	40.9

Ratio to net sales
Gross profit	33.2%	32.9%
Selling, general and administrative expenses	20.4%	18.8%
Operating income	12.8%	14.1%
Income before income taxes	10.0%	10.0%
Net income	7.6%	7.3%
Effective tax rate	23.9%	26.9%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months
For the Periods Ended September 30	2026	2025	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$206.5	$195.2	$11.3	6%
Nutritional specialties	47.1	48.2	(1.1)	(2)%
Vaccines	39.5	40.1	(0.6)	(2)%
Animal Health	293.0	283.5	9.6	3%
Mineral Nutrition	73.6	63.0	10.6	17%
Performance Products	20.2	17.4	2.7	16%
Total	$386.8	$363.9	$22.9	6%

Adjusted EBITDA
Animal Health	$73.9	$74.9	$(1.0)	(1)%
Mineral Nutrition	6.2	4.5	1.6	36%
Performance Products	2.8	1.6	1.2	75%
Corporate	(18.6)	(19.1)	0.6	(3)%
Total	$64.3	$61.9	$2.4	4%

Ratio to segment net sales
Animal Health	25.2%	26.4%
Mineral Nutrition	8.4%	7.2%
Performance Products	13.9%	9.2%
Corporate(1)	(4.8)%	(5.3)%
Total(1)	16.6%	17.0%

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$29.5	$26.5	$3.0	11%
Interest expense, net	11.3	12.1	(0.8)	(6)%
Provision for income taxes	9.3	9.7	(0.5)	(5)%
Depreciation and amortization	13.6	12.8	0.7	6%
EBITDA	63.6	61.2	2.5	4%
Restructuring charges - SG&A(2)	0.6	—	0.6	*
Acquisition-related cost of goods sold	—	1.1	(1.1)	*
Acquisition-related transaction costs	—	0.3	(0.3)	*
Phibro Forward income growth initiatives - SG&A	0.0 **	—	0.0	*
Stock-based compensation expense - named executive officer performance awards	0.4	0.2	0.2	*
Insurance settlement	0.0 **	(3.8)	3.8	*
Foreign currency (gains) losses, net	(0.4)	2.9	(3.4)	*
Adjusted EBITDA	$64.3	$61.9	$2.4	4%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
**	Amount less than $0.1 million
(1)	Reflects ratio to total net sales
(2)	Restructuring charges recorded in SG&A include severance charges and other exit costs related to the planned closure of our manufacturing facility in Chicago Heights, Illinois.

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months
For the Periods Ended September 30	2026	2025	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$29.5	$26.5	$3.0	11%
Acquisition-related depreciation(1)	1.7	1.6	0.1	8%
Acquisition-related intangible amortization(1)	1.1	1.1	0.0	1%
Acquisition-related intangible amortization(2)	0.6	0.6	0.0	2%
Acquisition-related cost of goods sold(1)	—	1.1	(1.1)	*
Acquisition-related transaction costs(2)	—	0.3	(0.3)	*
Restructuring charges - SG&A(2) (3)	0.6	—	0.6	*
Insurance proceeds(2)	0.0 **	(3.8)	3.8	*
Stock-based compensation expense - named executive officer performance awards	0.4	0.2	0.2	*
Phibro Forward income growth initiatives - SG&A(2)	0.0 **	—	0.0	*
Foreign currency (gains) losses, net(4)	(0.4)	2.9	(3.4)	*
Adjustments to income taxes(5)	(1.2)	(0.7)	0.5	(78)%
Adjusted net income	$32.4	$29.8	$2.5	9%

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold(1)	$255.4	$240.3	$15.1	6%
Adjusted gross profit	131.4	123.6	7.8	6%
Adjusted selling, general and administrative(2)	77.2	71.3	5.9	8%
Interest expense, net	11.3	12.1	(0.8)	(6)%
Adjusted income before income taxes	42.9	40.3	2.6	6%
Adjusted provision for income taxes(5)	10.5	10.4	0.1	1%
Adjusted net income	$32.4	$29.8	$2.5	9%

Adjusted net income per share
diluted	$0.79	$0.73	$0.06	8%

Weighted average common shares outstanding
diluted	41.0	40.9

Ratio to net sales
Adjusted gross profit	34.0%	34.0%
Adjusted selling, general and administrative(2)	20.0%	19.6%
Adjusted income before income taxes	11.1%	11.1%
Adjusted net income	8.4%	8.2%
Adjusted effective tax rate	24.5%	25.9%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
**	Amount less than $0.1 million
(1)

Adjusted cost of goods sold excludes acquisition-related depreciation associated with the step-up of fair value of the acquired fixed assets, acquisition-related intangible amortization and acquisition-related cost of goods sold.

(2)

Adjusted selling, general and administrative excludes restructuring-related severance charges and other exit costs related to the planned closure of our manufacturing facility in Chicago Heights, Illinois, acquisition-related intangible amortization, acquisition-related transaction costs, stock-based compensation related to performance awards granted to certain named executive officers, costs associated with Phibro Forward income growth initiatives, and insurance proceeds.

(3)Restructuring charges recorded in SG&A include severance charges and other exit costs related to the planned closure of our manufacturing facility in Chicago Heights, Illinois.

(4)	Foreign currency (gains) losses, net, are excluded from adjusted net income.
(5)	Adjusted provision for income taxes excludes the income tax effect of pre-tax income adjustments.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Patrick Rodriguez

Vice President, Finance, Treasurer and Head of Investor Relations

+1-201-329-7300

Or

investor.relations@pahc.com